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Exhibit 23.1

Consent of Independent Public Accounting Firm

        We consent to the incorporation by reference in the registration statement No. 333-185142 on Form S-8 and the registration statement No. 333-182499 on Form S-3 (the "Form S-3 Registration Statement") of Pacific Premier Bancorp, Inc. of our report dated January 26, 2012, with respect to balance sheets of First Associations Bank as of December 31, 2011 and 2010, the related statements of income, changes in stockholders' equity, and cash flows for the years then ended, which report appears in this Current Report on Form 8-K of Pacific Premier Bancorp, Inc. dated December 5, 2012, and to the reference to our firm under the heading "Experts" included in the Form S-3 Registration Statement.

Dallas, Texas
December 5, 2012

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  Exhibit 23.1
Consent of Independent Public Accounting Firm